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                                 Exhibit 10.3

                              Executive Agreement


This agreement is entered into between William L. Beer ("Beer") and Maytag Corporation ("Maytag") as of May 7, 2001.

WHEREAS, effective August 31, 2000, Mr. Beer resigned his employment with Maytag as President, Maytag Appliances;

WHEREAS, upon such resignation, Mr. Beer received from Maytag $516,229 in severance and long and short-term incentive compensation;

WHEREAS, Mr. Beer was entitled to $180,532 of that amount for his service in 2000 based on Maytag's long and short-term incentive compensation plans; resulting in $335,697 in total severance and incentive benefits,

WHEREAS, effective February 1, 2001, Mr. Beer accepted re-employment with Maytag as President, Maytag Appliances; and

WHEREAS, Mr. Beer desires to return $250,000 of the severance and incentive benefits he received, given his return to employment with Maytag:

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. Promptly after the execution of this Agreement, Mr. Beer will pay to Maytag $250,000. In determining the amount to be so paid, the parties recognize that Mr. Beer would have been entitled to $180,532.00 in long and short term incentive payments if he had not resigned in August 2000. Therefore, Mr. Beer will have returned about 75% of the enhanced severance and incentive payments paid to him ($250,000/($516,229 - $180,532).

     2. Mr. Beer will not have a break in service for purposes of vacation, pension, service awards or other benefit plans of Maytag.

     3.  Medical and life insurance will be continued.


/s/ William L. Beer                                      Date: May 7, 2001
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    William L. Beer, President Maytag Appliances



/s/ Jon O. Nicholas, Sr.                                 Date: May 7, 2001
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    Jon O. Nicholas, Sr. V.P. Human Resources